EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
GLOBAL ENTERTAINMENT & MEDIA HOLDINGS CORPORATION.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated February 8, 2008, on the financial statements of Global Entertainment & Media Holdings Corporation (a corporation in the development stage) as of January 31, 2008 and for the period from January 22, 2008 (inception) to January 31, 2008, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, P.C.
February 8, 2008
Edison, New Jersey